                                     [LOGO]

                                  [LETTERHEAD]




November 22, 1996

Mr. David G. Lasker
President
National Investors Financial, Inc.
4675 MacArthur Court, Suite 930
Newport Beach, California 92660

     Attention:          Mr. Lasker:

At your request, we have inspected and appraised the resort project known as the Ahwahnee Resort and Country Club. This project consists of several distinct property holdings which encompass the total of 1,640 acres. Approximately 11 lots have been sold within the Ahwahnee Country Club Estates, leaving a gross acreage of approximately 1,599.44 acres.

The project includes several distinct areas which are used for the golf course, the recreational vehicle area, future timeshare areas and ranch estate lots. These areas are allocated as follows for valuation purposes:
                                                              Gross Acres
                                                              -----------
     Ahwahnee Country Club Estates
     Phase I (45 Lots Remaining)                                 83.86

     Excess Land
    --------------
     Phase II, III, & IV   (160 lots),                          483.50

     Golf Course, RV Park, Condo Sites
     Ranch Estates & Conservation Easement                    1,032.08
                                                          ------------

     Total                                                    1,599.44

Existing development consists of Phase I (45 remaining lots out of 58 original lots); and the golf course development. Due to the lackluster performance of the golf course operations and current depressed market, we have valued this development as excess land, along with the RV Park, Condo Sites, Ranch Estates and Conservation Easement. This will be explained in the Highest and Best Use Section of this report.

National Investors Financial, Inc.
November 22, 1996

The Ahwahnee Resort and Country Club is located near Oakhurst, in Eastern Madera County. We were requested to appraise the "as is" market value of the overall project, in conjunction with a separate financial valuation of the project.

Factors and trends in the local real estate market with respect to competitive residential subdivisions, golf courses, RV parks, condominium and ranch estate projects are utilized.

These overall property holdings consist of an unencumbered fee simple interest owned by National Investors Financial, Inc., a corporation organized pursuant to the laws of the State of California.

As further detailed in this report, the properties are all contiguous. They comprise a landholding of approximately 1,599.44 acres on the north side of
Highway 49, just west of Highway 41.   There are several tax parcels that
encompass this tract (summarized in the Assessments and Taxes Section) and are too numerous to mention.

The property has experienced difficulty in development since it was acquired and
development started in 1978.   Based upon planning meetings, a master plan was
approved and subsequently expired. If any future development is planned, planning hearings will have to be resumed. Due to legal ramifications, it is not known what these hearings will produce in terms of any developmental potential. Several years have passed since these original hearings. Based upon meetings with the planning authorities, all government approvals would not be possible in a reasonably short period of time. Therefore, an "as is" value is determined. Much of this planning work would involve legal considerations about which we cannot opine. At a minimum, their resolution could involve extensive time periods.

For purposes of this report, it is assumed that there will be significant difficulties, as well as some local opposition, to any of the development plans formerly proposed. The exception is the existing golf course and the existing Phase I (45 lots).

The use of this report is for internal planning by National Investors Financial, Inc., a California corporation. Its use for any other purpose or valuation date may invalidate the appraisal.

National Investors Financial, Inc.
November 22, 1996

The purpose of this appraisal is to express our opinion of the fee simple interest in each of the two property types, subject to the definition of value, Assumptions and Limiting Conditions, and Certification contained in the attached report.

The golf course site currently includes some irrigation equipment and personal property associated with the continued, ongoing operation of the golf course. These items were excluded.

There are no current plans for development with respect to Phase II, III and IV, the condominium tracts or the Ranch Estates. There has been some limited grading on the RV tract.

Based on the data and conclusions presented in the attached report, it is our opinion that as of October 10, 1996, the market value of the two respective property sites, assuming a one year marketing time, were as follows:


Remaining 45 Lot Subdivision:

                    FIVE HUNDRED AND THIRTY THOUSAND DOLLARS
                                    $530,000
                                    --------
                                    --------


Excess Land:

              THREE MILLION FOUR HUNDRED AND SIXTY THOUSAND DOLLARS
                                  $3,460,000

                                  ----------
                                  ----------

TOTAL VALUE (SAY):

                              FOUR MILLION DOLLARS
                                  $4,000,000
                                  ----------
                                  ----------


The Mentor Group, Inc. has performed the subject appraisal based upon our understanding of the requirements and policies of the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation. More particularly, this appraisal report is intended to comply with Standards Rule 2-2 (b) of a complete or limited appraisal report performed under Standard 1.

Descriptions of the property appraised, together with explanations of the appraisal procedures used and departure provisions, if any, are presented in the report.

National Investors Financial, Inc.
November 22, 1996

A copy of this report and the field data from which it was prepared will be retained in our files and are available for review upon request.

Very truly yours,


/s/Mark S. Justmann             /s/Davis R. Blaine
-------------------------       -------------------------
Mark S. Justmann, MAI           Davis R. Blaine
Senior Appraiser                Chairman
The Mentor Group, Inc.          The Mentor Group, Inc.

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                                    APPRAISAL



                                     OF THE

                         AHWAHNEE RESORT & COUNTRY CLUB

                                   LOCATED AT

              THE NORTH SIDE OF HIGHWAY 49 JUST WEST OF HIGHWAY 41
                       OAKHURST, MADERA COUNTY, CALIFORNIA




                                    OWNED BY

                       NATIONAL INVESTORS FINANCIAL, INC.
                           (A CALIFORNIA CORPORATION)


                                  APPRAISED BY

                             MARK S. JUSTMANN,  MAI





                                 VALUATION DATE

                                OCTOBER 10, 1996




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
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                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

LOCATION The north side of Highway 49, just west of Highway 41, Oakhurst, Madera County, California

PROPERTY RIGHTS APPRAISED          Fee simple interest

OWNERSHIP                          National Investors Financial, Inc. a
                                   California Corporation

PROPERTY TYPE                      The property includes primarily an existing
                                   subdivision consisting of 45 remaining lots and complete infrastructure, with an existing golf course, RV park and excess land. Total gross acreage includes useable land, consisting of the 45 lots, covering 83.86 acres. The balance of the entire tract is considered excess land for valuation purposes. The excess land is estimated at 1,515.58 acres. The existing 18 hole golf course includes a completed clubhouse, with two small sheds. The RV park includes an existing office with 6 park model units.

ZONING Excess Land = RM (Residential Medium Density and OS Open Space and Residential Land (45
                                   Lots) RRS/MHA or RRS-2/MHA or RRS-2 1/2 /MHA
                                   Residential Zoning


LAND AREA                          Residential Land (45 lots) = 83.86 acres.
                                   Excess Land =   1,515.58 acres
                                   Total Acres:    say 1,599.44

PRINCIPAL IMPROVEMENTS             Vacant, undeveloped raw land, primarily open
                                   space. Includes an existing golf course and clubhouse, several shed-like maintenance structures and irrigation system on the

--------------------------------------------------------------------------------

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                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS


                                   golf course land, as well as other
                                   improvements associated with the RV park.
                                   These improvements include a small office and 6 park models. The 45 lot subdivision includes an infrastructure system complete with roads and utilities.

HIGHEST AND BEST USE               Hold for future Master Plan

MARKET VALUE                       $4,000,000

Allocation:
AHWAHNEE COUNTRY CLUB ESTATES      $  530,000
EXCESS LAND                        $3,460,000

TOTAL VALUE (SAY)                  $4,000,000

INSPECTION DATE                    October 10, 1996
VALUATION DATE                     October 10, 1996



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                                TABLE OF CONTENTS

LETTER OF TRANSMITTAL
TITLE PAGE
SUMMARY OF IMPORTANT DATA AND CONCLUSIONS
SUBJECT PHOTOGRAPHS
TABLE OF CONTENTS

INTRODUCTION
     Identification of the Property. . . . . . . . . . . . . . . . . . . . . . 1
     Purpose of the Appraisal. . . . . . . . . . . . . . . . . . . . . . . . . 1
     Inspection Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     Function of the Appraisal . . . . . . . . . . . . . . . . . . . . . . . . 1
     Environmental Issues. . . . . . . . . . . . . . . . . . . . . . . . . . . 2
     Scope of the Appraisal. . . . . . . . . . . . . . . . . . . . . . . . . . 2
     Appraisal Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     Property History. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     Assumptions and Limiting Conditions . . . . . . . . . . . . . . . . . . . 7

DESCRIPTIVE SECTION
     Regional Analysis . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     Area/Neighborhood Analysis. . . . . . . . . . . . . . . . . . . . . . . .21
     Site Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
     Assessment and Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .36
     Zoning. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
     Improvement Data. . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
     Highest and Best Use. . . . . . . . . . . . . . . . . . . . . . . . . . .38

VALUATION SECTION
     Appraisal Procedures. . . . . . . . . . . . . . . . . . . . . . . . . . .43
     Sales Comparison Approach . . . . . . . . . . . . . . . . . . . . . . . .48
          Land Valuation . . . . . . . . . . . . . . . . . . . . . . . . . . .49
     Cost Approach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
     Income Approach . . . . . . . . . . . . . . . . . . . . . . . . . . . . .58
     Reconciliation of Value . . . . . . . . . . . . . . . . . . . . . . . . .60
     Appraiser Certification . . . . . . . . . . . . . . . . . . . . . . . . .62

ADDENDA
     Land Comparable Map . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     CC & R's. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Zoning Regulations. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Profession Qualifications . . . . . . . . . . . . . . . . . . . . . . . . .


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
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IDENTIFICATION OF THE PROPERTY

We have been supplied with a prior appraisal of the subject property, conducted by Arnold and Associates dated September 20, 1992. According to this appraisal, the legal description of the subject property appraised is identified as the Ahwahnee Country Club Estates Subdivision Tract #221, Book 33, Pages 30 through 38, Madera County Records.

This property is an unencumbered fee simple interest owned by National Investors Financial Inc., a California Corporation. We have not been furnished with a complete legal description for the property.

PURPOSE OF THE APPRAISAL

The purpose of the appraisal is to express our opinion of the market value of the fee simple interest in the real property, as of October 10, 1996.

INSPECTION DATE

The property was inspected by Mark S. Justmann MAI., on October 10, 1996. He also took the photographs on that date and was unaccompanied.

FUNCTION OF THE APPRAISAL

It is our understanding that this appraisal report is to be used as a guide for possible corporate planning and reorganization. Thus, it may be invalid for any other purpose or valuation date.

The appraiser has performed the subject appraisal under the requirements and policies based on our understanding of the requirements and policies of the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation. More particularly, this appraisal report is intended to comply with Standards Rule 2-2 (b) of a complete or limited appraisal report performed under Standard 1. It is our practice to adhere to the Uniform Standards of Professional Appraisal Practice, adopted by the Appraisal Standards Board of the Appraisal Foundation. In addition, we have followed the implementation rules of the Office of the Comptroller of the Currency and the Federal Reserve Board.


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                                        1

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ENVIRONMENTAL ISSUES

An environmental assessment of the subject property exceeded the scope of this report and our contract with the client. Any reference to environmental issues indicates our research into the environmental matters affecting the market; such reference shall not be construed as an opinion on specific issues concerning the subject property unless otherwise noted in this report.

An environmental site inspection and government reports were not provided for the subject property.

In addition, we were told of no significant environmental problems associated
with the property.  We have not investigated this problem.   At the time of the
inspection, no other negatively impacting environmental issues were noted. A current soils report and an engineering analysis of the subject soil or subsoil was not provided. It is assumed that the subject will support the identified Highest and Best Use. No subsoil slippage was noted nor were toxic contaminants noted.


SCOPE OF THE APPRAISAL

The scope of the appraisal required collecting primary and secondary data relative to the subject property. The depth of the analysis was intended to be appropriate in relation to the significance of the appraisal problem. These data have been analyzed and confirmed, whenever possible, leading to the value conclusions set forth in this report. We make physical inspections of the subject property and the comparables, which included driving around the property and regional areas for comparable inspections. The valuation process involved utilizing all techniques and procedures considered appropriate to the assignment. Detail drawings available on specific development of the tract are included in the site description and improvement sections.

This appraisal report is intended to be a FIRREA type "appraisal assignment," as defined by the Uniform Standards of Professional Appraisal Practice (USPAP) of the Appraisal Foundation. The appraisal service is to be performed in such a manner that the results of the analysis, opinions, or conclusions are those of a disinterested third party.


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                                        2

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Accordingly, the appraisal has been completed under those assumptions and limiting conditions contained in this report.

The appraiser performing this valuation has the required competency requisite for this assignment. Marketing time for this particular property is expected to be about 12 months, based on discussions with brokers familiar with the area.

APPRAISAL DEFINITIONS

The following definitions pertain to this report:

       MARKET VALUE (APPRAISAL FOUNDATION). The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

          (1)  Buyer and seller are typically motivated;

          (2) Both parties are well informed or well advised, and acting in what they consider their best interests;

          (3)  A reasonable time is allowed for exposure in the open market;

          (4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

          (5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.(1)

Market value is synonymous with the legal term "fair market value."

--------------------
     (1)FEDERAL REGISTER, Vol. 55, No. 163, August 22, 1990, pp. 34228-34229.

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                                        3

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     FEE SIMPLE INTEREST.  Absolute ownership unencumbered by any other interest or estate subject only to the four powers of government.(2)





--------------------
THE DICTIONARY OF REAL ESTATE APPRAISAL, 2d ed. (Chicago: American Institute of Real Estate Appraisers, 1989), p. 120.

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                                        4

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PROPERTY HISTORY

The subject property was acquired in 1978 by Alan Thomas, et al for
approximately $1,333 per acre for the entire site.   At this time, the entire
parcel was approved for 690 single-family lots and a golf course. A series of changes in the master plan commenced in 1985. Finally, in 1989, the plan was approved resulting in the current complex as permitted and described herein.

Six water wells are now constructed on the property, yielding approximately 400 gallons per minute. In addition, there is a 500,000 gallon storage tank and 2,500 gallon transfer tank. Harmony Lane, a road which leads from the intersection of Highway 49, has been completed. All main-line roads are completed and water, electrical, cable, and telephone utilities are in the main road, Opah Drive. These were completed at a cost of $1,750,000. The guard
house is complete; but it appears to have been vandalized.   The 60' wide access
road between Harmony Lane and the subject is an easement owned by Stewart-Thomas. It was offered for Dedication to Madera County by Instrument #91-16284. A homeowners association was formed to oversee the operations of the project and
particularly to enforce the CC&R's which are included in the addenda.   The
water system has been dedicated to Madera County and Maintenance District #46. Cost at this point is approximately $100 per year. The District will maintain the water system. The main roads were offered for dedication to Madera County by instrument #16284. As part if the mitigation process, some 300 acres has been devoted to wildlife habitat. This document was recorded March 20, 1991 (#6911).

In 1993, the existing owners, Stewert-Thomas Development L.P., defaulted. In the spring of 1995, National Investors Financial, Inc. foreclosed. The company now owns the property, and has been marketing it for eight months.

In summary, the subject is a master planned community with a mix of residential and recreational uses. The golf course and county club have lost money every year of operation. There has been an approval for a timeshare resort (RV timeshares); approvals for timeshare condominiums (none currently exist); and, approvals for additional lot sales (none have been sold recently within the past several years). Therefore, we divided the property for appraisal purposes into the 45 lot subdivision which is being marketed currently and the balance of the tract (excess land).

Since acquisition, there has been a significant developmental concept to improve the property into a destination type resort. However, the demographics of the area has never allowed the property to progress as planned. This developmental process apparently began even before the parcel was acquired in 1978. A current title report was not provided for this appraisal.

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                                        5

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The subject site is now improved with an operating, existing golf course, which has never experienced increasing rounds played since it was opened. The balance of the property is now considered basically raw land, which will require extensive and time consuming planning matters.

It is beyond the scope of this real estate appraisal to analyze the project feasibility. That analysis is part of a separate study regarding the financial viability in years ahead.



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                                        6

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ASSUMPTIONS AND LIMITING CONDITIONS

TITLE TO REAL ESTATE

No investigation of legal title was made, and we render no opinion as to ownership of the property or condition of the title. We assume the following:

     1.   The title to the property is marketable.

     2. Unless otherwise indicated in this report, the property is free and clear of all liens, encumbrances, easements, and restrictions.

     3. The property does not exist in violation of any applicable codes, ordinances, statutes, or other government regulations.

     4. The property is under responsible ownership and competent management and is available for its highest and best use.

SKETCHES AND MAPS

Sketches and maps in this report are presented to aid the reader in visualizing the property and are based on field investigations made by the appraiser. Dimensions and descriptions are based on public records and information furnished by others and are not meant for use as references in matters of survey. We were not supplied with a plat plan of the property.

INFORMATION AND DATA

Information supplied by others, which was considered in this valuation, came from sources believed to be reliable. We assume no further responsibility for its accuracy. We reserve the right to adjust the valuation herein reported by consideration of additional or more reliable data that may become available.

UNEXPECTED CONDITIONS

We assume no hidden or unexpected conditions of the property exist which would adversely affect value.


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                                        7

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ASSUMPTIONS AND LIMITING CONDITIONS

DATE OF VALUE

We assume no responsibility for economic or physical factors occurring after the date of value which may affect the opinions reported.

INSPECTION

The property appraised was inspected by Mark S. Justmann, MAI.

LEGAL OR SPECIALIZED EXPERTISE

No opinion is intended to be expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers. This report addresses no issues of law, engineering, code conformance, insect or rodent infestation, or toxic contamination or discharge, unless specifically identified in the body of the report.

SALE OR PURCHASE

Our opinion of value presented herein reflects The Mentor Group's considered opinion based on the facts and data in the report. We assume no responsibility for changes in market conditions, or for the inability of the owner to locate a purchaser at the appraised value. We also assume no responsibility for a lack of a financing commitment on the property, if applicable.

COURT TESTIMONY

Testimony or attendance in court or taxing authorities by reason of this appraisal shall not be required unless arrangements for such services have previously been made.

MINERAL RIGHTS

The value of mineral rights, if any, was not considered in this appraisal unless otherwise noted.

STRUCTURAL DEFICIENCIES

We found no obvious evidence of structural deficiencies unless otherwise stated. However, no responsibility for structural soundness or conformity to city, county, or state building and safety codes can be assumed without an independent structural engineering report.


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                                        8

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ASSUMPTIONS AND LIMITING CONDITIONS

SOIL CONDITIONS

Detailed soil studies of the subject property were available to us. Statements herein on soil qualities or conditions shall not be considered conclusive due to the lack of our engineering expertise. However, they were considered consistent with information available to us.

ENVIRONMENTAL CONDITIONS

We have been informed that the property may be subject to some environmental conditions that are considered beyond the scope of this assignment. Clients are typically recommended to retain an expert in this field, if desired.

CONFIDENTIALITY/ADVERTISING

This report and supporting notes are confidential. Neither any part nor the whole of this appraisal shall be copied or disclosed to any party or conveyed to the public in spoken or written form through advertising, public relations, news, sales, or any other means without the prior written consent and approval of both The Mentor Group and its client.

HAZARDOUS SUBSTANCES

Hazardous substances, if present in a facility, can introduce an actual or potential liability that will adversely affect the marketability and value of the facility. Such liability may take the form of immediate recognition of existing hazardous conditions. Future liability could stem from the release of currently nonhazardous contaminants, such as asbestos fibers or toxic vapors from urea formaldehyde foam insulation, through aging or building renovations.

In the development of our opinion of value, no consideration has been given to such liability or its impact on value. The Mentor Group is not qualified to investigate the possible presence of toxic materials requiring either immediate or future correction; and, we were not authorized to make such a study.


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                                        9

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ASSUMPTIONS AND LIMITING CONDITIONS

The Americans With Disabilities Act (ADA)
This act became effective January 6, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, we did not consider possible noncompliance with the requirements of ADA in estimating the value of the property, unless specifically mentioned in this report.

EASEMENTS

No responsibility is assumed for their possible effect on individual properties unless detailed title and mapping reports are made available to us. The overall site does contain various utility easements, as well encumbering the larger landholdings, which are assumed not to adversely affect the utilization of the subject land.

CONSTRUCTION COST ESTIMATES

Construction cost estimates furnished by the client are assumed reasonable and no attempt was made to determine if these independent reports were reasonably accurate, fair or reliable.

GOVERNMENTAL APPROVALS

All governmental approvals necessary to permit development for the proposed residential, RV timeshare area are assumed available as per actual discussions with the Madera County planner. However, no preliminary site plans showing the proposed development were submitted.


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                                       10

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REGIONAL ANALYSIS

COUNTY AND CITY DATA:

Madera County contains the geographic center of the State of California. The western third of the county lies in the San Joaquin Valley, with the Chowchilla River and the San Joaquin River forming the northern and southern county boundaries, respectively. Eastern Madera County extends from the foothills easterly to the national forests and wilderness areas of the Sierra-Nevada Mountains. Oakhurst and Coarsegold are the principal unincorporated communities in the eastern part of the county. Madera and Chowchilla are the only incorporated cities in Madera County. They are the trade centers for the surrounding diversified agricultural lands on the valley floor. Straddling State Highway 99, the city of Madera is 166 miles southwest of San Francisco and 240 miles northeast of Los Angeles. Highway 145 connects Madera with Kerman to the south, and provides access to Yosemite National Park, Bass Lake and other recreational areas to the east and north.

According to the 1990 Census, the population in Madera County was 88,090, an increase of 24,974 residents from the 1980 Census. This represents an increase of 39.5% over the decade, or an annual increase of 3.4% compounded. The State Department of Finance estimates a 1994 population in Madera County of 105,700, an increase of 17,610 residents or 20% from 1990.

Population within selected regions of the county has grown at varying rates. In Madera County, there are only two incorporated communities: Madera, the county seat and Chowchilla, a small city about 15 miles north of Madera. Residents of these two cities accounted for 38.4% (40,611 people) of the county's total 1994 population. The remaining county residents live in rural areas in the valley floor and in foothill or lower mountain elevations in the easterly section of the county.

Below is a chart comparing the rates of population growth over the last two decades in the city of Madera, the unincorporated area and the county:



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                                       11

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REGIONAL ANALYSIS

-----------------------------------------------------------------------------------------------------------------------------
AREAS                                     1970         1980            1970-90               1990            1980-90
                                                                       Change                                Change
                                                                       # / %                                 # / %
-----------------------------------------------------------------------------------------------------------------------------
Madera City                               16,044       21,732        5,688/35.4%             29,281       7,549/34.7%

-----------------------------------------------------------------------------------------------------------------------------
Unincorporated Areas                      21,126       36,262        15,136/71.6%            53,240       16,978/46.8%

-----------------------------------------------------------------------------------------------------------------------------
County Total                              41,519       62,100        20,584/49.6%            88,090       25,990/41.9%

-----------------------------------------------------------------------------------------------------------------------------
The County total includes the
incorporated city of Chowchilla
-----------------------------------------------------------------------------------------------------------------------------


In the 1980's, the population in the unincorporated areas grew by about 17,000 residents, which accounted for 65% of the county's total growth. Madera City's increase of 7,549 residents accounted for 29% of the county's total growth.

People have been attracted to the less urbanized lifestyle found in some of the small unincorporated communities in the foothills and lower mountain regions of the county, such as North Fork, Bass Lake, Coarsegold and Oakhurst. Traditionally, these areas have attracted sports people and retirees, who are drawn to these areas because of the scenic attributes. More recently, however, there are increasing numbers of people arriving from the metropolitan areas around Los Angeles and San Francisco who are leaving these congested areas for the more rural Madera County.

Between 1990 and 1994, the city of Madera grew from 28,675 to 33,911 residents, representing a compounded annual growth of 4.28%. This increase in population was attributed to the increased commercial development, city annexation policies and the somewhat less expensive housing than the larger Fresno market.

The city of Madera is expected to continue at a steady population growth over the near future. It is anticipated that this growth will be 3% to 4%, which is consistent

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                                       12

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REGIONAL ANALYSIS

with historical growth patterns and is consistent with the economic conditions of the Madera area.

The economic base of Madera County is agricultural and agricultural related industries. Agriculture is concentrated in the western third of the county, while forestry and tourism have traditionally been the most important industries in the eastern two-thirds. While agriculture accounted for 31.7% of the 20,200 jobs in 1990, government accounted for 16.4%. Other major employment sectors in 1990 were manufacturing at 14.8% and retail trade and services at 13.3% each. Similar to most other agriculturally oriented counties, Madera's annual unemployment is strongly influenced by the agricultural economy, and tends to vary with seasonal farming activity.

Recently completed construction of the new $160 million, 2,000 bed women's prison is located along Avenue 24 near the small community of Fairmead, north of Madera. This is a near duplicate of its companion 2,000 inmate prison that opened in October of 1990. The new prison will provide jobs for about 700 at its capacity of 2,000 inmates. The 1990 facility has a staff of 818. While the prison complex will cover approximately 300 acres, a total of 1,200 acres were acquired in connection with the agricultural programs to be conducted at the site.

Within the last five years, the City as well as the County of Madera have aggressively pursued a program to expand the economic base of the area by attracting new industrial development as well as retail and commercial businesses to this region. The potential for economic expansion in Madera has been aided by the approval of Madera as a state enterprise zone, which allows businesses to qualify for tax credit for expansion or locating within one of these zones. Specific developments within the Madera Airport Industrial Park at Freeway 99 include the 425,000 square foot Gottschalk's distribution facility. Another manufacturing firm from the Bay Area recently constructed a 140,000 square foot industrial structure within the same area.

The other city developed industrial park, known as the Madera Industrial Park and located south of Howard Road, has also been the seen of recent industrial


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                                       13

--------------------------------------------------------------------------------
REGIONAL ANALYSIS

construction. Several large manufacturing or distribution firms have built facilities within this park or within the adjacent Will Gill Industrial Park. The majority of this building activity involves owner/occupants who develop the improvements for their own specific use. Vacancy rates within the several industrial parks and areas within Madera reflect a low level.

Retail development has been at the forefront of commercial construction within the city of Madera. A 60,000 square foot Mervyn's department store opened in October of 1990 followed a short time later by a 93,500 square foot K-Mart store. In addition to these two tenants, there is another 8,000 square feet of in-line shop space in this center, which is situated adjacent to the existing Country Club Shopping Center at the intersection of Cleveland Avenue on the east side of Freeway 99 in northeast Madera. Madera Marketplace is a new 304,000 square foot community center on a 29-acre site west of Freeway 99 and along the north side of Cleveland Avenue. The major tenant is Wal-mart, who has constructed a 117,500 square foot store and has an additional 30,000 square approved for possible expansion. Other occupants of this center include Pak N'Save with an 85,000 square foot store and J.C. Penny's with a 33,800 square foot store.

The general pattern of growth within the city limits of Madera for both commercial and residential development has been to the west and northeast. Northeast Madera, which is generally defined as that area east of Freeway 99 and north of the Fresno River, is characterized as a moderate-to low-priced residential district with values for existing homes ranging from $40,000 to $65,000. Much residential development occurred in the area north of Cleveland Avenue during the early and mid-1980's. In the last two years, a few entry level subdivisions have been developed with product in the $65,000 to $85,000 range. Western Madera, which is defined as that area west of Highway 99 north of Howard Road, has developed over the last 25 years into a strong residential district. The neighborhoods in the area are more stable with better quality and higher priced housing. Values generally range from $80,000 to $130,000 with some neighborhoods having more expensive housing priced above $175,000. New development in west Madera has continued at a very moderate pace during the early-to mid-1980's. Within the last three to four years, however, activity in the area significantly increased with

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                                       14

--------------------------------------------------------------------------------
REGIONAL ANALYSIS

approximately 1,100 single family lots having been developed and another 400 lots in various stages of planning. New home prices in western Madera generally range form $100,000 to $175,000.

The north pattern of growth in Madera extends beyond the city limits. Approximately five to ten miles north and northeast of the city limits, in the vicinity of the Madera Country Club, are two large subdivisions known as Madera Acres and Madera Highlands. These two projects, developed 25 years ago to rural densities with lots of 2.5 to 5 acres in size, were sparsely settled until the last 10 years or so. Lately more and more households were attracted to this rural setting. Oakhurst median household income is listed at $30,742. The cost of a three-bedroom house, another affordability criterion is listed at $137,500.

Other qualifications were that 17% or more of its residents were employed in executive, professional, managerial or technical jobs. To weed out towns with large populations of rich retirees, places were only considered if at least 44% of all household heads were 45 years or younger, the national average. Many of the residents own their own businesses, and fall into the category of home-based companies that Money magazine identified as where the jobs are in Oakhurst. The other major sources are Yosemite Resorts and a medical center.

About 140 people are employed at Community Hospitals of Central California, which opened a 24-hour urgent care facility in Oakhurst last year.

Priority Health Services affiliated with Saint Agnes Medical Center has recently completed a 16,000 square foot medical facility. Kaiser Permanente has under construction a 8,910 square foot medical clinic.

The bread and butter for towns like Oakhurst is tourism. Oakhurst has 700 hotel rooms; only three hotels operate outside the eastern county location. From 1991 to 1994, the amount spent at hotels, motels and bed and breakfast inns in the county went from 29 million to 44 million. Total destination spending for the same time increased from 134 million to 199 million. For the same period, jobs generated by travel spending increased by more than 600, to 2,680.

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                                       15

--------------------------------------------------------------------------------
REGIONAL ANALYSIS

The Oakhurst area is considered to be one of the most dynamic rural mountain communities along the westerly Sierra Nevada Mountain Range, within the Fresno and Madera County areas. It has experienced a strong residential and commercial growth over the past ten years. This trend is expected to continue, as more people discover the area. There continues to be new construction of smaller, commercial buildings along Highway 41 and a number of older structures being remodeled to economically compete with newer facilities. Thus, there appears to be a continued investment of capital into real properties within the Oakhurst area, indicating the underlying strength and continued growth of the community. It is the appraiser's opinion that this trend should continue into the foreseeable future.

                              1995 POPULATION DATA
                              --------------------
                                    ESTIMATED
                                    ---------
                          USING OAKHURST AS THE CENTER
                          ----------------------------

                              5 Mile Radius  10,468
                             10 Mile Radius  16,835
                             25 Mile Radius  42,273


     RAINFALL:  Total rainfall ranges between 20 to 45 inches per year.
PREVAILING WINDS:   Direction:  Upslope during the day and downslope at night.
                    Speed:  Low in November; maximum in June



* Information Provided by Eastern Madera County Chamber of Commerce, 49074 Civic Center, Oakhurst, California 93644


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                                       16

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REGIONAL ANALYSIS

                        AREA DEMOGRAPHICS NOVEMBER, 1992
                        --------------------------------

       prepared by Maas, Rao, Taylor, & Associates, Riverside, California

                           OAKHURST AREA DEMOGRAPHICS
                                POPULATION 1990

    Location                       Zip Code            Population

    Ahwahnee                       9360                11,680
    Bass Lake                      93604               2,195
    Coarsegold                     93614               7,280
    Fish Camp                      93623               277
    North Fork                     93643               3,892
    Oakhurst                       93644               *12,787
    O'Neals                        93645               434
    Raymond                        93653               683
    Wishon                         93669               350
    Total                                              29,578

(*current 1996 population of Oakhurst is 13,300)

                           ANALYSIS BY HOUSEHOLD TYPE


Household                          Number              %

Families                           4,611               15
Married-Couple                     4,304               14
Male/no wife                       7,070               23
Female/no husband                  8,300               27
One person                         6,455               21



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                                       17

--------------------------------------------------------------------------------
REGIONAL ANALYSIS

                                ANALYSIS BY RACE


Race                               Number              %

White                              28,713              94.5
Black                              92                  .3
American Indian                    922                 3.0
Asian/PI                           263                 .8
Other Race                         461                 1.5




*Information provided by Eastern Madera County Chamber of Commerce, 49074 Civic Center, Oakhurst, California 93644



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                                       18

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REGIONAL ANALYSIS

The tiny mountain community of Oakhurst is in the money, in more ways than one.

The April issue of "Money" magazine rates Oakhurst among the top small boomtowns in the country. The unincorporated eastern Madera County community ranked sixth among 50 towns that offer great jobs.

"We're third for a resort town, right behind one in Hawaii and one in Colorado," said Noreen McDonald, executive director of the Eastern Madera County Chamber of Commerce. "That's outstanding."

Oakhurst, at the threshold of Yosemite National Park, is a major contributor to the 27 percent increase in destination spending for Madera County between 1991 and 1994, the last year for which information was available.

"Money" ranked the top 50 small towns by population growth or what it called "a proxy for economic vitality." Only two other California towns - Hollister and Paso Robles - cracked the elite list.


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                                       19

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NEIGHBORHOOD DATA

A neighborhood is defined as a portion of a larger community, or an entire community, in which there is a homogeneous group of inhabitants, buildings, or business enterprises.

The subject is located on the northeasterly side of Highway 49, about 4 miles west of Highway 41, just west of the city of Oakhurst. The property has access via a road stemming from Highway 49 named Harmony Lane, which traverses to the northeast. The distance between Highway 49 and the subject is approximately one mile.

The area is largely very mountainous, rolling acreage with elevations from 100 up to approximately 1,600 feet. Harmony Lane is very circuitous and rolling, and leads to the subject main access street which is Oprah Lane. Oprah Lane is a very winding, circuitous 60' right-of-way with no curbs, gutters or walkways.
It does have hydrant protection throughout the subject parcel.   The mountains
of this Yosemite National Park are visible throughout the subject property. The boundary line for the National Park basically abuts the subject property on the north.

The project is located five miles due west of Oakhurst, California and 46 miles from Fresno. It is approximately a 2 1/2 hour drive from Modesto/Stockton, five hours from the San Francisco Bay area and 5 1/2 hours from the LA/Orange County area. The project was started approximately 15 years ago as a mixed use development. Currently, there is an operating 18-hole golf course with clubhouse, a potential hotel site, and entitlements for home sites, RV/membership campgrounds and timeshare.

National Investors Financial, has approximately $22 million invested in the project inclusive of accrued interest. The current objective is to maximize the value to the investors through the accelerated development of RV and/or timeshare projects or through whatever other means make the most sense, including sale of the hotel site for development.


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                                       20

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NEIGHBORHOOD DATA

I.  EXECUTIVE SUMMARY OF SUBJECT PROPERTY

Consisting of 1,599.44 acres at an elevation of 2,200 to 3,200 feet and located close to the southern entrance of Yosemite National Park, Yosemite Woods Family Resort is planned as an "open space" community. The focus is a system of parks, lakes, preserved natural open space, and landscape recreational areas. It is a comprehensively planned and designed mixed-use vacation ownership resort, consisting of timeshare resort ownership units ranging from large to small; recreational vehicle membership resort; undivided interest family outdoor resort ownership (UDI); and a modular vacation home resort. In addition, various amenities and facilities are planned, including a village center; a health, wellness and longevity center; golf course and pro shop; lake; trails; club house; sports arena; and restaurants.

Yosemite Woods Family Resort will offer significant amentities and a unique family vacation experience. The activities planned will be coupled with instruction at all levels and retail equipment sales for every sport or activity. This type of vacation is on trend with what is happening today.

The design concepts and visual perspective have produced the ultimate mixed use family oriented community. The image is consistent with the natural setting and outdoor orientation of the community, while maintaining a feeling that is sufficiently contemporary to satisfy the evolving tastes of its owners, members, guests and visitors for decades to come. The concept is long ranged and broad based.

By taking advantage of the trends impacting travel in America today, Yosemite Woods Family Resort is well positioned to become an extremely successful destination resort area. Using a variety of marketing approaches, but initially relying predominantly on direct mail, field marketing and owner referrals as the prime sources of prospect generation, it is projected that Yosemite Woods Family Resort could generate over $80 million in pre-tax cash flow by the year 2012.

To minimize risk and ensure all development remains market oriented, a phased development process is planned for each of the vacation ownership products.

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                                       21

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NEIGHBORHOOD DATA

General Location

Yosemite Woods Family Resort is located in the central part of California at the foothills of the Sierra Nevada Mountains, 2 miles due west of Oakhurst, California and 40 miles northwest of Fresno, California which is the fifth largest city in the state. It is strategically located 13 miles south of the southern entrance to California's most popular, scenic attraction, Yosemite National Park. Over the past three years Yosemite National park has averaged an annual visitor rate of 4.1 million people. A National Park Service market study conducted four years ago determine that the average visitor group is approximately 3.3 people. Of this number, they report that 48 percent are families or groups whose household income exceeds $50,000 per year. Of that number approximately 288,000 families or groups with household incomes of $50,000 or more per year enter through the south entrance to the park. Yosemite studies also verify that the overwhelming majority of visitors to the park are from California.

Yosemite National Park

To truly appreciate the natural beauty and potential of Yosemite Woods Family Resort, one has understand the awesome and spectacular geographic area proximate to its location, Yosemite National Park.

Yosemite Woods Family Resort is located near the southern entrance to a national treasure. Yosemite National Park contains magnificent valleys, great granite dome and peaks, waterfalls, giant sequoias, and spectacular high country. Comprising about 1,170 square miles of Sierra Nevada splendor, Yosemite National Park was established by an act of Congress on October 1, 1980. Since then it has since become one of the best known parks in the world. Initially set aside by President Abraham Lincoln in 1864 as a California State Park, Yosemite Valley and the Mariposa Grove of Giant Sequoias were to be "held for public use, resort, and recreation....inalienable for the time."

The park is roughly oval in shape and includes 263 miles of roads, 840 miles of hiking trails, about 240 species of birds, 80 species of mammals, and 1,400 species of flowering plants, 37 of which are trees. Elevations inside the park

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                                       22

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NEIGHBORHOOD DATA

range from 2,000 feet to more than 13,000 feet.  It is largely undeveloped -
94.5 percent of the park is officially designated as wilderness.

Five distinct areas attract some 4.1 million visitors each year to Yosemite:

     YOSEMITE VALLEY, 7 miles long and 1 mile across at its widest point, is the most visited section of the park. The walls of the valley are draped with waterfalls that usually run in the spring, while the valley enjoys fields of flowers in spring and summer, a show of colors in the fall, and brilliant mountain light in the winter.

     WAWONA is the historical center of the park. Native Americans called the nearby giant sequoias WAWONA, the sound of the call of the owl (the guardian of the big trees). This area is home to the Wawona Hotel and the Pioneer Yosemite History Center, as well as the Mariposa Grove of Giant Sequoias, Yosemite's largest stand of giant sequoias and home of the world's largest trees, the Grizzly Giant.

     HETCH HETCHY, once a valley on the Tuolumne River, is now a reservoir created by O'Shaughnessy Dam completed in 1923. The dam was built to store water and generate hydroelectric power for the city of San Francisco.

     The HIGH COUNTRY provides much of the magnificent and breathtaking scenery of the area with its numerous meadows, brilliant blue lakes, huge granite domes, and an extensive network of hiking trails.

     TUOLUMNE MEADOWS is the heart of the high country. At 8,575 feet, it is the largest sub-alpine meadow in the Sierra Nevada and a popular spot for walks and hikes.


The sights and experience of Yosemite National Park are abundant. Some of the more famous sights include Bridalveil Fall, Yosemite Falls, El Capitan, Half Dome, Sentinel Rock, Vernal Fall, Nevada Fall, The Mist Trail, Four-Mile Trail, Panorama Trails, Valley View Turnout, Tunnel View, Glacier Point and Happy Isles, to name

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                                       23

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NEIGHBORHOOD DATA

a few. In short, the Park offers some of the richest and most breathtaking natural wonders and sights of the world. It is truly a magical place and within minutes of of the subject property.

The subject project is bordered on the west, north, and east by rolling, mountainous acreage with many types of trees, primarily oaks and other schrub vegetation. The southerly areas include some scattered remote housing developments, including two distinctive single-family subdivision developments named Miami Highlands and River Creek Estates. Miami Highlands is basically located next to the subject and River Creek Estates is located about two miles to the southwest. Both of these subdivisions, as well as the subject subdivision, provided the basis for our analysis on the subject property. We also analyzed two other remote subdivisions in the area considerably further south along the Highway 41 corridor.


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                                       24

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NEIGHBORHOOD DATA

The nearest commercial development is located several miles to the east and is located on the fringes of the city of Oakhurst. There are no other nearby influencing developments nearby the subject with the exception of a new church under construction just west of Harmony Lane on the north side of Highway 49.

Access to the subject neighborhood is provided by Highway 49, which stems from Highway 41 to the east. Highway 41 provides access to the greater Fresno area which is located about 30 miles to the south. This is a very modern highway providing good access to Fresno and the southern California areas. Access is somewhat circuitous to the subject. It is necessary to first drive through the
town of Oakhurst about 5 miles to the east.   Highway 49 is a rather old, two
laned, asphalt paved road.

The subject has very little other neighborhood influences nearby, other than
some scattered single family developments to the west of the subject.   The
immediate subject area is largely scattered trees which average about 50 to 70 feet in height, with some rolling meadows.


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                                       25

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SITE DATA

As shown on the following maps, the subject property consists of several contiguous key parcels. The following maps demonstrate the overall tax assessor parcels that included several types of land, specified on the map. This overall tract consists of Phase I, (58 lots originally, now 45 lots), and other residential areas, as well as the golf course. This site also includes a small lake which is part of the golf course tract. While this land was formerly master planned, it is now considered basically raw zoned RM, residential land and OS open space land (see zoning parcel map). The overall site is generally very irregular in shape and very rolling topography overall. The outer boundary is quite irregular. According to the tax key maps, it includes approximately
1.92 miles of northerly boundary land; approximately 2 miles of easterly circuitous boundary line and a circuitous westerly property line of approximately 1.5 miles. We have retained no actual master plan map which has exact linear distances. The other other map consists of an official plat parcel
map which shows the majority of the property site.   Per the tax map keys
published by the taxing authorities in Madera County, the site consists of several assessor sites totaling approximately 1,640 acres, or 2.56 square miles. Since there has been 11 lots sales, the acreage remaining is approximately
1,599.44 acres.   As shown, the site is divided by several roadway frontages.

The overall site contains some water lines, utility lines, as well as some irrigation lines primarily for the golf course. Most of the overall parcel site has water and some sort of waste management system.


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                                       26

--------------------------------------------------------------------------------
SITE DATA

On inspection, the site appeared to have adequate soil load-bearing capability. There were no soils report available as to the adequacy of the soil.
The tract was inspected and much of this tract was previously compacted.

Based upon a physical inspection, there appear to be no easements that would materially affect the function or salability of the subject development. At the time of the inspection, there appeared to be no negatively impacting toxic environmental issues. It was noted by the owner that there have apparently been
no environmental problems or Fish and Game problems.   We are not experts in
this field and cannot comment on the issue. Ingress and egress to the subject site are considered adequate.

The subject site is not situated in a Flood Insurance Rate Map hazard area. The subject's community is not required to purchase flood hazard insurance. The property is not considered to have any significant natural, cultural, recreational, or scientific value.


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                                       27

--------------------------------------------------------------------------------
SITE DATA

PROPOSED DEVELOPMENT

As mentioned, the subject has previously been master planned. Applications for the amendment of the development plan and rezoning of the subject area still exist, and have been amended to include the proposed timeshare development. This timeshare aspect is not considered to be real property and is appraised separately in another financial valuation. It is assumed that future approvals will be subject to a lengthy hearing.

EXISTING GOLF COURSE

Outlot A (see map) is improved with an existing golf course, 13,000 square foot club house, pool, sheds, tennis courts, access road and parking lot. The acreage also includes a small lake.

The large club house was recently constructed and is in good condition. Construction consists of wood framing on a poured concrete slab, developed on a rectangular footprint of about 13,000 sq. ft.. The building has a 10 foot ceiling and a stucco exterior. Floor covering consists of vinyl and carpeting, with gypsum board wall system and drywall tile ceilings complete with incandescent lighting and ceiling fans and a complete sprinklering system.
There are several bathrooms, a small pro shop at the course, a large dining room and bar and only port-o-poddys on the course which restricts use somewhat.

The course was apparently constructed by the original owner in two different time perids (1987 = front side, 1990 = back side). The course was never constructed to PGA standards and has had a history of flooding problems, irrigation problems and drainage problems. There have recently been some perforated pipes (french drains) installed to prevent future drainage problems as well as 40 tons of gravel cart paths. The majority of the cart paths are still dirt. Only about 20% of the course is irrigated property and requires approximately $600,000 in additional expenditures for a proper irrigation system.

The course has been rated by the Northern California Golf Association as 71.7. The blue course plays 6,474 and the white course plays 6,068 yards. The course was proposed to be used by only members of the golf club, but the memberships to date total only about 70 and there were none sold last year. There were no

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                                       28

--------------------------------------------------------------------------------
SITE DATA

operational statements supplied by the management and apparently there were only approximately 12,000 rounds played last year. New tee boxes were just put in and there are projections for more rounds to be played.

There are offerings of new trial memberships but to date none have been sold. Given that the golf course business is very expensive to run, that additional expenditures of $600,000 are needed to bring the course into playable condition; that the rounds played are very limited and membership sales have been non-existent, we have concluded the course to be basically not worth the expenditure. Furthermore, the course has reportedly always lost money and is not a profitable venture. Therefore, we have elected to include this acreage as excess land to be valued with the balance of the rest of the acreage. The cost of the improvements will be included in the cost approach, with the exception of the golf course itself. The following score card indicates the holes and yardage for the course.

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                                       29

SITE DATA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         HOLES           1    2    3    4    5    6    7    8    9    OUT
--------------------------------------------------------------------------------
BLUE YARDAGE            383  430  429  380  172  395  384  178  536  3300
--------------------------------------------------------------------------------
WHITE YARDAGE           324  430  394  350  161  369  355  150  511  3100
--------------------------------------------------------------------------------
PAR                      4    5    4    4    3    4    4    3    5    36
--------------------------------------------------------------------------------
STROKE HOLES            13    1    5    7    9   15    3   17   11
--------------------------------------------------------------------------------
PLAYER             HDCP.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RED YARDAGE             289  379  295  326  107  286  344  122  476  2836
--------------------------------------------------------------------------------
LADIES' PAR              4    5    4    4    3    4    4    3    5    36
--------------------------------------------------------------------------------
LADIES' STROKE HOLES    15    1    9    5   13   11    3   17    7
--------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------------
         HOLES          10   11   12   13   14   15   16   17   18   IN   TOTAL     HANDICAP  NET  ADJ
-----------------------------------------------------------------------------------------------------------------------------
BLUE YARDAGE            328  408  544  320  189  245  394  186  560  3174
-----------------------------------------------------------------------------------------------------------------------------
WHITE YARDAGE           313  383  496  295  160  272  358  156  535  2968
-----------------------------------------------------------------------------------------------------------------------------
PAR                      4    4    5    4    3    4    4    3    5    36
-----------------------------------------------------------------------------------------------------------------------------
STROKE HOLES            14    4    8   10   12   16    2   18    6
-----------------------------------------------------------------------------------------------------------------------------
PLAYER             HDCP.
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
RED YARDAGE             260  335  340  273  90   173  321  116  508
---------------------------------------------------------------------------
LADIES' PAR              4    4    5    4    3    4    4    3    5    36
---------------------------------------------------------------------------
LADIES' STROKE HOLES    10    6   12    8   14   18    4   18    2
-----------------------------------------------------------------------------------------------------------------------------


DATE

SCORER                                           ATTEST

                                  SCORE CARD
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ASSESSMENT AND TAXES

According to records at the tax assessor's office, the current (1995-96) assessed value for the subject property is $3,853,313 for the remaining lot parcels. This breaks down to an average of $8,155 per lot for 47 remaining lots which are available. The balance of the tract is assessed $3,390,292 for land and $2,262,180 for improvements. The total taxes due for both tracts are $89,315.20. Tax records also indicate that no structures are as yet assessed on the subdivision land. The records were too numerous to mention in this report and are retained in our files.

The assessor's opinion of market value does not reflect actual market value of a property, nor are they considered valid indicators of actual market value. The excess land portion of the property appears to be significantly overassessed while the subdivision land appears to be significantly underassessed.

ZONING

The overall site is classified as RM- Residential Medium Density for the balance of the excess land and OS Open Space on the southerly portions of the site. The residential land is RRS/MHA or RRS-2/MHA or RRS-2 1/2 /MHA Residential Zoning.

As mentioned in the property history section, the subject site has been through the master plan process and several amendments, starting as far back as 1978.

A copy of the current RRS/MHA zoning regulations was available and is located in the addenda data. Based on a review of the zoning regulations and an examination of the subject property, it is our opinion that the subject master plan development conforms to the current code.

The following zoning map designates the overall subject tract into the respective zones.


--------------------------------------------------------------------------------
                                       31

--------------------------------------------------------------------------------
HIGHEST AND BEST USE

The tenth edition of THE APPRAISAL OF REAL ESTATE, published by the Appraisal Institute, defines highest and best use thus:

     the reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value.(3)

The highest and best use of the land if vacant and available for use may differ from the highest and best use of the improved property; this will hold true when the improvements, though not an appropriate use, still contribute to the total property value in excess of the value of the site. Because the presence of improvements can limit the use of land, highest and best use is determined separately for the land or site as though vacant and available to be put to its highest and best use and for the property as improved.

Estimating highest and best use essentially involves four stages of analysis:

     1. LEGALLY PERMISSIBLE. Which use is permitted by zoning and deed restrictions on the site in question?

     2. PHYSICALLY POSSIBLE. To which use is it physically possible to put the site in question?

     3. FINANCIALLY FEASIBLE. Which permissible and possible use will produce ANY net return to the owner of the site?

     4. MAXIMALLY PRODUCTIVE. Among the feasible uses, which use will produce the HIGHEST net return or the highest present worth?

The following paragraphs describe how we applied these tests to the vacant and improved property.

--------------------
     (3)The Appraisal of Real Estate, p. 275.

--------------------------------------------------------------------------------
                                       32

--------------------------------------------------------------------------------
HIGHEST AND BEST USE

LEGALLY PERMISSIBLE

The use must be legal. Moreover, it must be probable, not speculative or conjectural. A profitable demand for such use must exist, and it must return to land the highest net return for the longest period of time.

Two types of legal restrictions apply to the subject property: private restrictions (deed restrictions and/or easements) and public restrictions (zoning). No information on private restrictions affecting the title was provided. We have assumed that only common restrictions, such as utility easements, etc., would apply and that they would not affect the development of the site.

As mentioned in the zoning section, considerable public restrictions now affect
the use of the site.   The subject site consists of two distinct properties: the
single-family subdivision and the excess land, which includes the golf course and RV locations. Much of this property is either currently zoned RM or OS and is basically open to many developmental scenarios. Much of the property already has been taken to the tentative stages of development and platting of single-family lots. However, lot sales to date have been very lackluster. It is currently unknown how the current agencies will ultimately decide the fate of the project in terms of the timeshare considerations; to answer this question may require a considerable amount of time and money.

It is assumed that the proposed master plan timeshare development will ultimately represent the Highest and Best Use for the entire property. The market is very slow in terms of any large acreage developments and very sparse in sale comparables. It is also assumed that the balance of the site (excess land) would be used for the benefit of the remaining subdivision. Only time and a good marketing program will benefit the subject proposed timeshare plans.


PHYSICALLY POSSIBLE

The second constraint on the Highest and Best Use of the property is that dictated by the physical aspects of the site itself. Size, location, and allowable density are the most important determinants in value. In general, the larger the site, the


--------------------------------------------------------------------------------
                                       33

--------------------------------------------------------------------------------
HIGHEST AND BEST USE

greater the potential for achieving economies of scale and flexibility in development.

The size of the lot, when considered within the provisions of the zoning, considerably influences the ultimate development. The permitted size determines how the site is developed.

The subject site consist of one large contiguous but independent tract. The subdivision lots have already been subject to developmental plans that are assumed to be physically possible and finalized. Yet they have not sold any
lots in the past two years.   The size and shape of the lot allows for maximum
flexibility and development. We did not note any negatively impacting environmental issues affecting the subject property. Therefore, the site's physical aspects do not impose constraints upon its development to its highest and best use.

FINANCIALLY FEASIBLE

Feasibility of a real estate project normally relates to its probable economic potential. According to the tenth edition of THE APPRAISAL OF REAL ESTATE, all uses expected to produce a positive return are regarded as financially feasible. Therefore, in this stage, the appraiser further analyzes the legally permissible and physically possible uses to identify financially feasible alternatives.

To analyze the financial feasibility of all potential uses that pass the tests of legal permissibility and physical possibility, the appraiser must first analyze area growth trends, accessibility to the neighborhood, present occupancy levels, and proposed development of potential competition.

There has been limited new development in the subject's market area. The proposed uses already have been quantified through a thorough planning process and several general plan amendments. However, the feasibility of these uses is, beyond the scope of this assignment due to the constraints imposed by governmental authority, and, the lack of knowledge of final plans for the balance of the acreage.


--------------------------------------------------------------------------------
                                       34

--------------------------------------------------------------------------------
HIGHEST AND BEST USE

The zoning regulations and possible alternative uses indicate that several developmental scenarios would be ultimately feasible, depending on allowable use by the city and governmental authorities. As mentioned, the subject property is located near an established resort area, Yosemite National Park. However, many
resort projects have met with untimely financial disaster.   Whether or not the
subject project can be financially viable really cannot be answered without a complete feasibility study. Even then, it becomes a matter of how much risk a firm can or wants to undertake.

Based on our observation and discussions with the local planning managers, this type of master plan development and demand for this use in the subject's area appears relatively limited and very unique.

Based upon the foregoing analysis, there are still several legally allowable use
requirements still to be fulfilled.   The current proposed development is too
tentative in nature to be considered, or to be regarded as financially feasible. Therefore, the Highest and Best Use is to hold the project for future study or project implementation and perfection of the tentative process, until such time as the project is determined to be feasible.


--------------------------------------------------------------------------------
                                       35

--------------------------------------------------------------------------------




                                V A L U A T I O N
                                -----------------

                                  S E C T I O N
                                  -------------






--------------------------------------------------------------------------------
                                       36

--------------------------------------------------------------------------------
APPRAISAL PROCEDURES

Developing a reasonable opinion of value on any type of property involves several steps, depending on what type of real estate is being valued. The value of the real property is generally arrived at via the following three appraisal techniques, which are generally considered when valuing an improved piece of real estate:

     The COST APPROACH considers the current cost of reproducing or replacing a property, less accrued depreciation in the property. A summation of the market value of the land assumed vacant and the depreciated reproduction cost new (RCN) of the improvements provides an indication of the total value of the property.

     The INCOME CAPITALIZATION APPROACH is based on an estimate of the subject property's possible net operating income. The net operating income is capitalized to arrive at an indication of value from the standpoint of an investment. This method measures the present worth of anticipated future benefits (net income) derived from the property.

     The SALES COMPARISON APPROACH produces an estimate of value by comparing the sales and/or listings of similar properties in the same area as the subject property or in competing areas. This technique is used to indicate the value established by informed buyers and sellers in the market.

The cost approach is an excellent indicator of value for new or nearly new improvements. The subject development is improved with a newer 18-hole golf course facility, which has been operational since 1978, albeit unprofitable. This facility was intended to be the cornerstone of the entire project. A depreciated cost approach is ineffective in this analysis, primarily due to the fact that the depreciation estimates are too subjective and basically tied to the financial valuation. The course earnings (based upon the last five years of actual income and expenses) are not sufficient enough to justify the cost to build the facility. An analysis of the locational obsolescence depreciation factor is very difficult at best. Locational obsolescence is caused by external factors, such as general economic conditions in the nearby area, availability or lack of financing, or inharmonious property uses. The project had a total reported cost of $20 million, but has lost money for the last several years.


--------------------------------------------------------------------------------
                                       37

--------------------------------------------------------------------------------
APPRAISAL PROCEDURES

Therefore, any attempt at depreciating the assets via the cost approach is based upon the earnings approach, which at present is inadequate. We will attempt to utilize a cost approach in this instance which will also utilize the sales comparison approach to determine underlying land value. This will be explained later in the analysis.

The income capitalization approach is the only reliable/applicable indicator in terms of the golf course. However, the course is not projected to make any profit in the near future. This is coupled with the fact that the course needs considerable expenditures to get it operational. These expenditures, time
frames involved and the lackluster market all adds to the uncertainty.   Land
alone is generally not purchased for generating income. The value produced by the potential timeshare operations is treated as part of the financial business valuation.

The sales comparison approach is not given any consideration (except in the cost approach) when determining the market value of the balance of the subject parcel (excess land). In this instance, there are basically no sales of any golf course resorts which can be compared to the subject even on a regional basis. Therefore, we will therefore invoke the departure provision of the USPAP Standards. This approach cannot accurately project the value of the subject property. In addition, the respective values of the residential lots are difficult to determine, especially when considering the difficulty determining the costs of on and off-site development, administrative expenses, marketing and sales expenses, holding costs such as property taxes, finance fees on construction loans, legal and other professional fees, and a developer's profit.
 Typically, a discounted cash flow analysis would be applied to indicate the present value of the projected cash flow, indicating the amount that a developer could pay for the undeveloped land in its current stage. This land residual analysis was not applied in this valuation study, since the assumptions regarding the balance of the site, improvement costs, future plans, and other considerations were difficult to accurately estimate and outside the scope of this assignment.

We did give some consideration to the existing single-family subdivision but treated the balance of the tract as excess land. This primarily was due to the fact

--------------------------------------------------------------------------------
                                       38

--------------------------------------------------------------------------------
APPRAISAL PROCEDURES

that sales data for large acreage tracts in the Madera County area was very limited at best.

After the previous approaches are applied, the appraiser critically examines and weighs the value indications to reconcile them before reaching and presenting a final conclusion of value.

The following sections further discuss the application of the Cost Approach and Income Approach with respect to subject.



--------------------------------------------------------------------------------
                                       39

--------------------------------------------------------------------------------
COST APPROACH

The next step in the appraisal process involves estimating the subject property's market value by comparing it to similar, recently sold or currently available properties. This approach postulates that the market value of a property directly relates to the prices of comparable properties. The reliability of the approach depends on (A) the degree of comparability of the property appraised with each sale or listing, (B) the length of time since the sale, (C) the accuracy of the sale data, and (D) the absence of unusual conditions affecting the sale.

Characteristics and elements of comparison considered in this approach follow:

    REAL PROPERTY RIGHTS CONVEYED. A transaction price is always predicated on the real property interest conveyed. Many types of real estate, particularly income-producing property, are sold subject to existing leases. The revenue-generating potential of a property is often fixed or limited by the terms of existing leases. In the valuation process adjustments must be made to reflect the difference between properties leased at market rent and those leased at rent either below or above market levels.(4)

    FINANCING TERMS. The transaction price of one property may differ from that of an identical property due to different financing arrangements...

    A financing adjustment may or may not include an adjustment for conditions of sale.(5)

    CONDITIONS OF SALE. Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. In many situations the conditions of sale significantly affect transaction prices. For example, a developer may pay more than market value for lots needed in a site assemblage because of the anticipated incremental value, or plottage value, resulting from the greater utility of a larger site. A sale may be transacted at a below-market price if the seller needs cash in a hurry. A financial, business, or family relationship between the parties to a sale may also affect the price of property.



------------------------------
    (4)Ibid., p. 374.
    (5)Ibid., p. 376.


--------------------------------------------------------------------------------
                                       40

--------------------------------------------------------------------------------
COST APPROACH

    When nonmarket conditions of sale are detected in a transaction, the sale can be used as a comparable only with great care. The circumstances of the sale must be thoroughly researched before an adjustment is made...(6)

    MARKET CONDITIONS (TIME ADJUSTMENT). Comparable sales that occurred under different market conditions than those applicable to the subject on the effective date of the value estimate require adjustment for any differences that affect their values. A common adjustment for market conditions is made for differences occurring since the date of sale....

    Although the adjustment for market conditions is often referred to as a "time" adjustment, time is not the cause of the adjustment. Market conditions which shift over time create the need for an adjustment, not time itself. If market conditions have not changed, no adjustment is required even though considerable time may have elapsed.(7)

    LOCATION. An adjustment for location may be required when the locational characteristics of a comparable property are different from those of the subject property....  Location adjustments are usually expressed as percentages that reflect the increase or decrease in value attributable to the property's location or neighborhood.(8)

    PHYSICAL CHARACTERISTICS. If the physical characteristics of a comparable property and the subject property differ in many ways, each of these differences may require comparison and adjustment. Physical differences may include differences in building size, quality of construction, architectural style, building materials, age, condition, functional utility, site size, attractiveness, and amenities. Onsite environmental conditions are also considered.(9)

    ECONOMIC CHARACTERISTICS. Economic characteristics include all the attributes of a property that affect its net operating income. This element of comparison is usually applied to income-producing properties. Characteristics that affect a property's net operating


------------------------------
    (6)Ibid., pp. 380-381.

    (7)Ibid.

    (8)Ibid., p. 382.

    (9)Ibid., p. 383.

--------------------------------------------------------------------------------
                                       41

--------------------------------------------------------------------------------

    income include operating expenses, quality of management, tenant mix, rent concessions, lease terms, lease expiration dates, renewal options, and lease provisions such as expense recovery clauses. Investigation of these characteristics is critical to proper analysis of the comparables and to the final value estimate.(10)

    USE. An appraiser must address any difference in the use or the highest and best use of a potential comparable and the subject property. The appraiser must recognize this difference and determine whether the sale is an appropriate comparable and whether an adjustment is required. In most cases the buyer or his or her agent must confirm the ultimate use for which the comparable was purchased.(11)

    NON-REALTY COMPONENTS OF VALUE. Non-realty components of value include personalty, business concerns, or other items that do not constitute real property but are included in the sale price of either the comparable or the subject property. These components should be analyzed separately from the realty.(12)

The sales comparison approach draws heavily on the principle of substitution, which states that a prudent investor will pay no more for any particular property than it would cost to acquire an equally desirable alternative property. The process involves making adjustments between the subject property and the comparable properties, with the subject property as a standard; the appraiser adjusts the sale price of the comparable property to arrive at an indication of market value for the subject. Reflecting a weakness of this approach, the marketplace may contain data inadequate to justify the use of the approach. Since it depends on historical conditions rather than future expectations and conditions, the comparability may not closely conform to the subject property. Conversely, as its main strength, the approach reflects the actual market behavior of typical purchasers under current market conditions.


------------------------------
    (10)Ibid.

    (11)Ibid., p. 384.

    (12)Ibid.
--------------------------------------------------------------------------------
                                       42

--------------------------------------------------------------------------------
COST APPROACH

LAND VALUATION

The sales comparison approach--the most common way of developing a market value estimate for land involves collecting and analyzing sales and listings of vacant land comparable to the subject property: Such sales and listings are commonly called COMPARABLES or COMPS. The appraiser adjusts prices to some common unit of comparison, such as price per acre, and then adjusts the prices for market conditions, location, physical characteristics, available utilities, zoning, Highest and Best Use, and other relevant variations. Finally, the appraiser analyzes this information and derives a unit value applicable to the subject property. When applied to the appropriate unit measure, this value yields an estimate of the market value of the land, as if vacant.

An investigation of land comparables in the subject's vicinity disclosed few large acreage sales that were useful in our analysis. Sales and askings for this type of property were not very prevalent and no sales of any independent golf courses were available. We have therefore attempted to compare the excess land portion of the subject with the larger sale comparables we were able to locate. Larger transactions are not found too frequently in the marketplace, especially in a market that is below normal prices and activity.

These comparables are on the following pages, along with a land location map in the addenda.



--------------------------------------------------------------------------------
                                       43

--------------------------------------------------------------------------------
COST APPROACH
---------------------

                     SUMMARY OF COMPARABLE LAND SALES AND ASKINGS
                    ----------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------
 NO      LOCATION-                             LAND            TYPE OF           DATE            PLANS          SALE
 #       CITY-                                 AREA            ACREAGE           OF              FOR            PRICE
                                               ACRES                             SALE            DEVEL-         $/PER
                                               +/-                                               OPMENT         ACRE
-----------------------------------------------------------------------------------------------------------------------------
 1.      SECTION 7 & 12, T8S, R21E             561.10          ROLLING           11/21/94        UNKNOWN        $320,770
         COARSEGOLD                                            MEADOWS
                                                               MOUNTAINS                                        $571.78/
                                                               NO UTILITIES                                     ACRE
                                                               LIMITED
                                                               ACCESS
-----------------------------------------------------------------------------------------------------------------------------

 2.      SOUTH HIGHWAY 41, 1/4 MILE E/O ROAD   622.16          BLACKHAWK         1/26/96         DEVEL-         $475,000
         201                                                   MOUNTAIN                          OPMENT
         COURSEGOLD                                            RANCH; GREAT                      HOME-          $763.47/
                                                               VIEWS                             SITES          ACRE
                                                               MEADOWS
                                                               STREAMS
                                                               PONDS
                                                               LOW TAXES
-----------------------------------------------------------------------------------------------------------------------------
 3.      N/S ROAD 200, 2 MILES                 740.40          ROLLING           1/96            DEVELOPMENT   $411,500
         E/O HIGHWAY 41                                        MEADOWS                           HOME-
         COURSEGOLD                                            WITH OAK TREES,                   SITES          $555.78/
                                                               DIRT ROAD                                        ACRE
                                                               ACCESS, NO
                                                               UTILITIES
-----------------------------------------------------------------------------------------------------------------------------
 4.      HIGHWAY 417, E/O HIGHWAY 41           998.00          GRAVEL/           2/96            DEVELOPMENT   $1,636,200
         COURSEGOLD                                            DIRT RD                           HOME-
                                                               ACCESS                            SITES          $1,639.48/
                                                               ROLLING                                          ACRE
                                                               MEADOWS
                                                               OAKS, NO
                                                               UTILITIES


-----------------------------------------------------------------------------------------------------------------------------
 5.      W/S HIGHWAY 41, 1.7                   53.00           A 10,000 SF       CURRENT         BROKEN         $530,000
         MILES N/O COURSEGOLD                                  REST'RANT BUILD   ASKING          BIT
         COURSEGOLD                                            1980'S                            REST'RNT       $10,000/
                                                               WITH              ON MARKET       NOW            ACRE
                                                               MOUNTAIN          FOR 10 YEARS    VACANT
                                                               SIDE SLOPE
-----------------------------------------------------------------------------------------------------------------------------
         SUBJECT                               EXCESS          GOLF              NA              NA             NA
         OAKHURST                              LAND            COURSE,
                                               1,515.58        RV PARK,
                                               ACRES           SFR LOTS
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                       44

--------------------------------------------------------------------------------
COST APPROACH

ANALYSIS (EXCESS LAND):

COMPARABLE 1 includes two sites located nearby one another near Coursegold. The tract included rolling meadows, some mountainous areas, and access through the National Forest. The property did not include any utilities. This property requires a downward adjustment for it's smaller size, as smaller sites tend to sell for considerably higher prices per acre. It also requires an upward adjustment for it's inferior location and access. Topography is considered similar.

COMPARABLE 2 is a relatively small tract for which the developers expected to eventually obtain approvals for single family custom developed homes. The
property is currently utilized for a ranch.   The land is further south nearby
Coursegold. The tract has some fantastic views and includes meadows, streams and ponds and is located in what is known as the Williamson Act which lowers existing taxes. This tract would require an upward adjustment for location; a downward adjustment for size and an upward adjustment for it's inferior access.


COMPARABLE 3 is a smaller site located nearby Coursegold in an inferior location. The tract includes mostly dirt road access and rolling meadows with oak trees. This site requires an upward adjustment for location and access.

COMPARABLE 4 is considered to be similar in size. The site was acquired by a residential developer who intends to develop the site into a subdivision. It includes gravel and dirt road access and no utilities. The site includes rolling hills, meadows and lots of oak trees. The property is not in the Williamson Act which allows a lower tax base while development plans progress. This is probably the best comparable in terms of overall size. It is a recent sale relatively nearby in an area to the south considered inferior in location. All other features are considered similar. As compared to the subject excess land, this comparable would require necessary expenditures for roads, utilities and infrastructure which the subject already has. Therefore, a considerable upward adjustment would be warranted.

COMPARABLE 5 is also located to the south of the subject. It is north of the Coursegold area and includes a small tract which would require a considerable downward adjustment. Due to this comparables small base figure, it requires some significant adjustments. This property includes a 10,000 square foot restaurant with additional acreage. This property has been on the market for about 10 years according to the broker and is an indication of how long a good property takes to sell in this area. It is also an indication of locational
obsolescence.   The site would probably need a dramatic downward adjustment for size difference, for the existing improvements, for it's asking status and for the topography of the site which is very inferior as compared to the subject. Overall a dramatic downward adjustment is felt necessary.


--------------------------------------------------------------------------------
                                       45

--------------------------------------------------------------------------------
COST APPROACH

SALES COMPS ADJUSTMENT GRID

                                       COMP 1         COMP 2         COMP 3         COMP 4
------------------------------------
Sale Price/Acre                       $571.78        $839.82        $555.78      $1,639.48
Property Rights                            0%             0%             0%             0%
     Price After Adjustment           $571.78        $839.82        $555.78      $1,639.48
Financing Terms                            0%             0%             0%             0%
     Price After Adjustment           $571.78        $839.42        $555.78      $1,639.48
Condition of Sale                          0%             0%             0%             0%
     Price After Adjustment           $571.78        $839.42        $555.78      $1,639.48
Market Conditions                          0%             0%             0%             0%
     Price After Adjustment           $571.78        $839.42        $555.78      $1,639.48
Other Adjustments
     Size                                -10%           -10%           -10%             0%
     Location                            +10%           +10%           +10%           +10%
     Zoning                               -0-             0%            -0-            -0-
     Develp. Restrict./Topog.            +20%           +10%           +30%           +20-
     Soil Conditions                      0%             0%             0%             0%
                                          ---            ---            ---            ---
     Total Other Adjustments             +20%           +10%           +30%           +30%
     Sale Price After Adjust'tsents   $686.14        $839.82        $722.51      $2,131.32
-----------------------------------------------------------------
-----------------------------------------------------------------


SALES COMPS ADJUSTMENT GRID
                                       COMP 5
------------------------------------
Sale Price/Acre                       $10,000
Property Rights                            0%
     Price After Adjustment           $10,000
Financing Terms                            0%
     Price After Adjustment           $10,000
Condition of Sale                          0%
     Price After Adjustment           $10,000
Market Conditions                        -15%
     Price After Adjustment            $8,500
Other Adjustments
     Size                                -50%
     Location                              0%
     Zoning                               -0-
     Develp. Restrict./Topog.            -15%
     Soil Conditions                     -15%
                                         ----
     Total Other Adjustments             -80%
     Sale Price After Adjust'ts        $1,700
-----------------------------------------------------------------
-----------------------------------------------------------------

--------------------------------------------------------------------------------
                                       46

--------------------------------------------------------------------------------
COST APPROACH

The analysis of comparable land sales required consideration of size, location and developmental restrictions/topography. Both zoning and soil conditions were not given much consideration relative to the subject property.

Consideration for adjustments were also made in regard to the water and utility availability as well as infrastructure. The per unit indicators fell into a relatively tight range from $686.14 to $2,131.32 per acre with a mean of $1,215.96 per acre. Due to the lackluster economy and other considerations,
these sales were the most comparable overall indicators of value.   According to
reliable brokers consulted, the market is quite slow for this type of asset with marketing times often exceeding one year. There has been only limited activity county and regionally with respect to these larger land tracts.

The comparables considered most similar were Comparable 4, which was a recent sale. Comparables 1, 2 and 3 were given some consideration, since they were nearby but smaller. However, the neighborhood area is inferior. Comparable 5 was given almost no weight because of its smaller size and type of improvements on the site. This sale had some improvement value but it is very difficult to determine what it is. Overall, a conservative conclusion was selected.

Based on the subject's characteristics and the foregoing analysis of the comparables, our opinion of the market value of the Parcel A land is:

      1,515.58 Acres x $1,250 per Acre =          $1,894,475
                                                  ----------
                                                  ----------
      Rounded                                     $1,895,000
                                                  ----------
                                                  ----------



--------------------------------------------------------------------------------
                                       47

COST APPROACH

SUMMARY OF COST APPROACH
------------------------
Clubhouse

Building Improvements
---------------------
Unit Cost                                    $48.34         Section 11, Page 18
Cost Multiplier                              1.01           Class D Avg
                                                            Clubhouse Bldg
Local Multiplier                             1.16           Marshall Valuation
                                             ----
                                             $56.64

Building Area                                13,000 Square Feet
Building RCN                                 $736,256
Miscellaneous Land Imps.                     $ 40,000
                                             --------
Total Building Cost                          $776,256

Indirect Costs and Profit
-------------------------
Total Building Cost                          $776,256
Indirect Costs (10%)                           77,626
Subtotal                                     $853,882
Developer's Profit (10%)                       85,388
Total                                        $939,270

Depreciation Estimate
---------------------
Actual Age     5 yrs.
Effective Age  5 yrs.
Estimated Useful Life 40 yrs.
Estimated Physical Depreciation 5/40         .13%
Estimated Locational Depreciation 30%
Total Building Cost                          $939,270
Less: Estimated Depreciation                 .13
                                             ---
Total Depreciation                           $122,105
Locational Obsolescence 30%                  $245,150
Remaining Building Value                     $572,016
ROUNDED                                      $570,000


--------------------------------------------------------------------------------
                                       48

--------------------------------------------------------------------------------
COST APPROACH

RV OFFICE & STORE

Building Improvements
---------------------
Unit Cost                                    $49.87         Section 15, Page 10
Cost Multiplier                              1.01           Class D Avg
                                                            Office/Store
Local Multiplier                             1.16           Marshall Valuation
                                             ----
                                             $58.43

Building Area                                8,000 Square Feet
Building RCN                                 $467,421
Miscellaneous Land Imps.                     $ 30,000
Park Models (at cost) 6 each                 $120,000
                                             --------
Total Building Cost                          $617,421

Indirect Costs and Profit
-------------------------
Total Building Cost                          $617,421
Indirect Costs (10%)                          61,742
Subtotal                                     $679,163
Developer's Profit (10%)                      67,916
Total                                        $747,079

Depreciation Estimate
---------------------
Actual Age     5 yrs.
Effective Age  5 yrs.
Estimated Useful Life 40 yrs.
Estimated Physical Depreciation 5/40         .13%
Estimated Locational Depreciation 30%
Total Building Cost                          $747,079
Less: Estimated Depreciation                 .13
                                             ---
Total Depreciation                           $ 97,120
Locational Obsolescence 30%                  $194,987
Remaining Building Value                     $454,971
ROUNDED                                      $455,000


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
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COST APPROACH

Miscellaneous Land Improvements
Roads 5 miles x 5,280 L.F. = 26,400 L.F. x $45 L.F. = $1,188,000
Less: Depreciation (Observed) 60% = $712,800
Remaining Value Less Depreciation = $475,200

Asphalt Pavement 30,000 sq. ft. x $1.75 psf         = $   52,500
Less: Depreciation (Observed) 60% = $31,500
Remaining Value Less Depreciation = $21,000

Tennis Courts and Pool            = $30,000
Wells (6) @ $2,500 each           = $15,000

Golf Course (included in land cost)

TOTAL ESTIMATED VALUE
VIA COST APPROACH

LAND                                         $1,895,000
BUILDING                                     $1,025,000
LAND IMPROVEMENTS                            $  541,200
                                             ----------
TOTAL                                        $3,461,200
TOTAL (ROUNDED)                              $3,460,000

ANALYSIS (RESIDENTIAL SUBDIVISION)

The subject site also included some residential lots. This value was included in our income approach, since it involves discounting net lot sales to present value.

PROSPECTS FOR DEVELOPMENT

The golf course operations have been negatively impacted by the relatively remote location, the former recession and other considerations. Therefore, past and future operating performance of the subject property is often reflective of specific locational advantages/disadvantages and management ability. Also influencing the subject property are negative economic conditions existing in both regional and local market areas. This has slowed growth. In addition, the


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                                       50

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COST APPROACH

previously mentioned considerations have acted to impede the operational performance of most courses and provided for much investor insecurity.

High levels of residential development and corresponding population growth are not likely to occur in the local market area. This has dramatically reduced the demand of undeveloped land. It will be many years before nearby residential development reaches the area of the subject property. In conversations with existing government personnel regarding entitlements and zoning issues, developmental capital is necessary to correct basic infrastructure problems within the regional area.

CONCLUSION

The existence of a functioning golf course is seen as a positive benefit, which may attract development to the surrounding property and maintain values measurably higher than without the course. Development will occur much sooner than would otherwise be anticipated. However, regional and demographic trends do not indicate a strong infrastructure to handle any existing demand. Therefore, in terms of estimating the performance of this particular golf course, we have not analyzed existing golf course demand and locational influences.

The income approach will not be utilized in the classical sense in this analysis. Instead this approach will value the existing remaining single-family lots and estimate lot value, sell off periods and costs of sales and then discount the value of the annual net sums in order to arrive at a present value calculation for the land.

An investigation of land lot comparables in the subject's vicinity disclosed several lot sales in nearby competitive locations that were useful in our analysis. Sales for this type of property were very prevalent. We have summarized a few typical lot sales on the following pages.



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INCOME APPROACH

                         SUMMARY OF COMPARABLE LOT SALES
                         -------------------------------

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
 NO      LOCATION-                            LOT             TYPE OF LOT        DATE           COMMENTS          LOT SALE
 #       SUBDIVISION                          AREA                               OF                               PRICE
                                              ACRES                              SALE
                                              +/-                                                                 $/PER
                                                                                                                  ACRE
----------------------------------------------------------------------------------------------------------------------------------
 1.      LOT 18                               2.39            PAVED ROADS        5/23/96        CURBS,            $30,000
         MIAMI CREEK ESTATES                                  UNDERGRND                         GUTTERS
         OAKHURST                                             UTILITIES
                                                              WATER SEWER                                         $12,556/
                                                                                                                  ACRE
----------------------------------------------------------------------------------------------------------------------------------
 2.      LOT 11                               6.00            PAVED              5/20/96        CURBS,            $42,500
         MIAMI CREEK ESTATES                                  ROADS                             GUTTERS
         OAKHURST                                             UNDERGRND                                           $7,083/
                                                              UTILITIES                                           ACRE
                                                              WATER
                                                              SEWER
----------------------------------------------------------------------------------------------------------------------------------
 3.      LOT 17                               2.21            PAVED              6/4/96         CURBS             $47,000
         MIAMI CREEK ESTATES OAKHURST                         ROADS                             GUTTERS
                                                              UNDERGND                                            $21,267/
                                                              UTILITIES                                           ACRE
                                                              WATER
                                                              SEWER
----------------------------------------------------------------------------------------------------------------------------------
 4.      LOT 8                                3.24            PAVED              1/25/95        CURBS             $55,000
         MIAMI CREEK ESTATES                                  ROADS                             GUTTERS
         OAKHURST                                             UNDERGRD                                            $12,125/
                                                              UTILITIES                                           ACRE
                                                              WATER
                                                              SEWER
----------------------------------------------------------------------------------------------------------------------------------
 5.      LOT 13                               2.95            PAVED              5/4/95         CURBS             $55,000
         MIAMI CREEK ESTATES                                  ROADS                             GUTTERS
         OAKHURST                                             UNDERGRND                                           $18,644/
                                                              UTILITIES                                           ACRE
                                                              WATER
                                                              SEWER
----------------------------------------------------------------------------------------------------------------------------------
 6.      LOT 20                               2.74            PAVED              9/12/94        CURBS             $63,500
         MIAMI CREEK ESTATES                                  ROADS                             GUTTERS
         OAKHURST                                             UNDERGRND                                           $23,175/
                                                              UTILITIES                                           ACRE
                                                              WATER
                                                              SEWER
----------------------------------------------------------------------------------------------------------------------------------
 7.      LOT 15                               2.06            PAVED              5/11/95        HAS VIEW          $63,500
         MIAMI CREEK ESTATES                                  ROADS                             CURBS
         OAKHURST                                             UNDERGRND                         GUTTERS           $30,825/
                                                              UTILITIES                                           ACRE
                                                              WATER
                                                              SEWER
----------------------------------------------------------------------------------------------------------------------------------
         SUBJECT LOTS                         ACRES           GOLF               NA             NA                NA
         OAKHURST                                             COURSE, RV
                                                              PARK, SFR LOTS
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

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                                       52

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INCOME APPROACH

ANALYSIS (SUBDIVISION LAND):

These lot sales provide a cross section of competitive, adjacent lot sales. It was reported that three lot sale occurred this year. This development consisted of Phase I which included 9 sales of lots in the first year, 8 sales in year 2 and 3 sales in year 3. River Creek, a very competitive nearby subdivision had zero lot sales this year and only 2 last year. The subject subdivision had no lot sales this year.

An average price per acre was $17,953. Therefore, a reasonable price per acre per lot is say $20,000 per acre. The subject includes 45 lots remaining for a total acreage of 83.86 acres. Total aggregate value would be 83.86 acres x
$20,000 per acre, or say $1,675,000.   It would appear that an average lot sale
expectancy would be approximately 3 lots per year.   A total of 45 lots would
therefore take an average sell off period 15 years assuming 3 lots per year.
An average of 20% marketing and administration expense is deducted from these average lot sales. If the average lot is 1.86 acres (83.86 acres / 45 lots), the average sale price would therefore be $37,271 per lot x 3 per year, or say $110,000 less 20% for marketing and administration. This equates to $88,000 in net sales per year.

Based upon an average net sum of $88,000 per year for 15 years, the resulting present value is $528,709, or say $530,000.

An appropriate discount rate of 18% appears reasonable, based upon the risk involved for this type of real property asset. Therefore, the present value of an annual net annuity of $88,000 discounted at 18% for x 15 years is as follows:

                    FIVE HUNDRED AND THIRTY THOUSAND DOLLARS
                    ----------------------------------------
                                    $530,000
                                    --------

Therefore, this total, is the present value of the remaining 45 lots within the subject subdivision. It is necessary to add this sum to the Cost Approach, which represents the value of the balance of the subject property.

Therefore, the total value of the Cost Approach ($3,460,000) plus the remaining subdivision would be $3990,000, or say:

                              FOUR MILLION DOLLARS
                              --------------------
                                   $4,000,000
                                   ----------


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                                       53

--------------------------------------------------------------------------------
RECONCILIATION OF VALUE

The three approaches to value applied in the subject analysis yielded these conclusions:

     Cost Approach                                               $4,000,000
     Income Capitalization Approach (Subdivision Only)             $530,000
     Sales Comparison Approach                               Not Applicable

Depending on the circumstances of an appraisal, the three approaches to value apply to various degrees. The cost approach usually receives the most weight when the improvements are new or nearly new and when they are fully utilized. This approach was most applicable in this instance due to the lack of any meaningful sales activity. The income approach was utilized only with respect to the remaining lot sales which value was necessary to add to the Cost Approach.

The income capitalization approach indicates the amount at which a prudent investor might be interested in leasing the property. This approach was not pertinent because large sites like the subject do not typically lease for returns commensurate with other investment grade properties. This approach was used to determine the present value of the remaining net lot proceeds.

The sales comparison approach reflects demand and reasonable selling price expectancy, as evidenced by sales and listings of similar properties.

In the reconciliation, we reviewed each approach to value: (a) to ascertain the reliability of the data and (b) to weight the approach that best represented the actions of typical users and investors in the marketplace.

The sales comparison approach uses a number of value indicators, both physical and economic, including investors' strategies and attitudes reflected in documented market transactions. The principle of substitution--the basis of this approach--states that a prudent investor will pay no more to buy a property than the cost to buy a comparable substitute property. In the valuation of the subject property, the sales comparison approach was not considered a reliable indicator.


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                                       54

--------------------------------------------------------------------------------
RECONCILIATION OF VALUE

In our opinion, the cost approach is the strongest indicator of value for the subject. The small investor will typically rely upon this approach in purchase considerations.

Based upon the preceding discussion and placing greatest emphasis on the cost approach, our opinion of the market value of the subject property, as of October 10, 1996, was:


Remaining Subdivision:
                    FIVE HUNDRED AND THIRTY THOUSAND DOLLARS
                                    $530,000
                                    --------

Excess Land:
              THREE MILLION FOUR HUNDRED AND SIXTY THOUSAND DOLLARS
                                   $3,460,000
                                   ----------

TOTAL VALUE (SAY):
                              FOUR MILLION DOLLARS
                                   $4,000,000
                                   ----------



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
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APPRAISER CERTIFICATE

I certify that, to the best of my knowledge and belief:

     -    The statements of fact in this report are true and correct.

     - The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, unbiased professional analyses, opinions, and conclusions.

     - I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

     - My compensation is not contingent on the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

     - To the best of my knowledge and belief, the reported analyses, opinions, and conclusions were developed and this report was prepared in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, the Code of Professional Ethics, and the Standards of Professional Practice of the Appraisal Institute.

     - The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

     - I have made a personal inspection of the property that is the subject of this report.

     - No one provided significant professional assistance to the person signing this report.



/s/Mark S. Justmann
-----------------------------------
Mark S. Justmann, MAI
California Certificate #AG002802


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                                 A D D E N D A









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                                 LAND SALES MAP
                                 --------------

                                   MENTOR PQS
                                  JUSTMANN PQ.

REPRESENTATIVE CLIENTS

AT&T
Amoco Oil
Bank of America
Cannon Films
Coca-Cola
Gibson, Duan & Crutcher
Goldman Sachs
Goodyear
Japan Airlines
Kolberg, Kravis & Roberts
Kraft Inc.
Latham & Watkins
MGM
Mitsui Inc.
Mobil Inc.
Nestles
Paul, Hasting, Janosky & Walker
Penn Central
Sears, Roebuck & Co.
Tramell Crow
Twenieth Century Fox


MARK S. JUSTMANN, MAI


  Mr. Justmann is a Senior Real Estate Appraiser with THE MENTOR GROUP. His experience spans multi-state and international appraisals for all types of commercial, industrial, multi-family, vacant land, and special purpose facilities. Most of his appraisals have involved the Western U.S. - California, Nevada, Utah and Colorado.

  Specific properties include offices, warehouses, factories, medical facilities, restaurants, refineries, service stations, theaters, apartments, ranches, plantations, gravel pits and quarries, nursing homes and hospitals, truck terminals, banks, casinos, cemeteries, recording studios, golf courses, subdivisions, schools, universities, and all types of procession plants. Mr. Justmann has provided expert testimony in numerous state and federal courts. He has developed specific computer applications to appraise real estate, including a matrix to perform market comparable adjustments.
  He has also applied these systems in real estate feasibility engagements.

  Mr. Justmann is an independent fee appraiser with THE MENTOR GROUP. Prior employment was as senior appraiser for Marshall & Stevens and American Appraisal Company.

  EDUCATION
       BS, Real Estate and Business, Florida State
       Numerous real estate and expert testimony courses

  PROFESSIONAL AFFILIATIONS
       American Institute of Real Estate Appraiser (MAI)
       Licensed Real Estate Broker



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

COMPANY PROFILE

The Mentor Group is focused on appraisal, valuation, and related consulting activities. Our senior professionals are experienced and expert in valuing nearly every type of business, as well as the tangible and intangible assets for virtually any purpose. We specialize in the valuation of complex buyouts of businesses; identifiable intangible assets, a most difficult type of assignment; and every type of real property and machinery and equipment.

The Mentor Group provides counsel for virtually every valuation purpose. Among these are:

    -    Mergers, acquisitions, and divestitures
    -    Estate planning and tax
    -    ESOPs and incentive stock options
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    -    Cost segregation and property tax consulting
    -    Litigation consulting/expert witness testimony
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    -    Corporate planning
    -    Going public or private
    -    Leasing/sale - leaseback
    -    Bankruptcy, reorganization, and recapitalization
    -    Minority and partner buyouts
    -    Inter-company arm's length dealing (e.g. Section 482 pricing)
    -    Property insurance

Salient facts about The Mentor Group are the following:

    - Offices and strategic alliances throughout the U.S., with national and international capability to staff real estate, financial, and machinery and equipment projects.
    - Senior staff, with appraisal and related experience in all industries, businesses, and types of real estate.
    -    Technically proficient while applying sound business judgment.
    - Licensed/certified in all 50 states, including MAI credentials for complex real estate projects and many advanced designations, J.D., Ph.D./Economist, ASA, CFA, CPA, CMI, etc.
    -    Experienced expert witness testimony and litigation consulting.
    -    Service small, middle market and Fortune 500 companies.
    - Develop clear understanding of client objectives and listen to client needs.
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